FOR IMMEDIATE RELEASE

Online Internet Network, Inc. (ONIN) Implements Business Plan and Recognizes Revenues.

Online Internet Network, Inc. begins operations by obtaining new clients.

San Diego, Calif. – October 3, 2012 –Online Internet Network, Inc. (OTC-QB: ONIN), today announced that it has successfully implemented its business plan and has officially begun operations. As a result of obtaining new clients, Online Internet Network, on the 1st day of conducting business, has generated $1,395.00 in revenues. Those revenues also reflect the total for the quarter ending September, 30, 2012. Online Internet Network is excited as these revenues recur monthly; and is a sign of what’s possibly to come this next quarter, to finish off the year strong for Online Internet Network.

About Online Internet Network, Inc.

Online Internet Network, Inc. is a Nevada corporation headquartered in San Diego, CA. We offer service that works on behalf of local and national business, searching the web to find search engine results, sponsored listings, user reviews, ratings, blogs, posts & mentions to provide a cost effective, comprehensive report showcasing the presence and reputation of the business. Based on the results and correlating score associated with the business, we take action to create, improve, and fix online business listings with a proactive approach and emphasis on reviews associated with each business.

Investor Relations Contact
Online Internet Network, Inc.

Brigitte Rubidoux  (858) 634-6600

Investor Relations

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Forward-Looking Statement: Statements such as “…and is a sign of what’s possibly to come this next quarter, to finish off the year strong for Online Internet Network,” involve risks and uncertainties, including, but not limited to our ability to obtain additional clients and our ability to operate the business of Online Internet Network, Inc. as anticipated, to sufficiently fund operations and any other difficulties related to risks and effects of legal and administrative proceedings and international and domestic governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.